Shire Pharmaceuticals Group
                                Investor Meeting
                                  May 22, 2002
                                Philadelphia, PA

                                   Transcript



Good day ladies and gentlemen and welcome to the Shire investor meeting conference call. At this time, all participants are in the listen-only mode.

Later, we will conduct a question-and-answer session and instructions will follow at that time.

If anyone should require assistance during the call, please press the star, followed by the zero, on your touch-tone phone. As a reminder, this conference call is being recorded.

I would now like to introduce your moderator for today's conference, Mr. Ngan. Please go ahead sir.


Gordon Ngan

Thanks Andy. Good afternoon to everyone and good evening to those calling in from across the Atlantic. Thank you for joining us today at this investor meeting and we are here to discuss some of the exciting data that was presented here at the APA meeting in Philadelphia.



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So just a few words on the Safe Harbor. Over the course of today's presentation, we may refer to forward-looking events which are subject to risks and uncertainties and are subject to change over time. For discussion of these risks and uncertainties, please refer to our reports in Form 10K filed by Shire with the Securities and Exchange Commission in the U.S.


For the next hour or so, we will be discussing the long-term safety and efficacy information on Adderall XR, information on our LADD.CAT community assessment trial and a brief description of the development of Adderall XR.

There will be a question-and-answer period at the end to take us to roughly 6:30 p.m. This should allow those of you who are interested to attend the APA's adult ADHD symposium at 7:00 p.m.

The three speakers we are fortunate to have with us today are doctors Mark Chandler, Dr. Paul Ambrosini and Dr. Simon Tulloch.

As a brief introduction, Dr. Chandler is a practicing child psychiatrist with a fellowship training in neuropsychiatry. He has a private practice in Chapel Hill, North Carolina, and is an investigator in the 302 long-term safety study for Adderall XR.

Dr. Paul Ambrosini is a professor of child psychiatry at MCP Hahnemann in Philadelphia and an investigator of the LADD.CAT study.



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Dr. Simon Tulloch is the U.S. head of Shire's R&D group, Shire Pharmaceutical
Development. He moved from Shire U.K. to the U.S. about five years ago to establish our drug development capabilities here. Simon was trained as a medical doctor and has spent the majority of his career in international drug development.

Also joining us on the phone today are Rolf Stahel, chief executive, Angus Russell, group finance director, Wilson Totten, group R&D director, and with us in person is also Alex Michaels, VP medical affairs, and they will be available to help answer any questions that might come up. So with that brief introduction, I will pass the mike over to Dr. Chandler.



Mark Chandler


Thank you. It's nice to be here. Can everyone hear me? Can people on the phone hear me all right?

A voice

Yes we can hear.



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Mark Chandler

Great. Thank you.

I'm going to be presenting information on long-term safety and efficacy of Adderall XR in children with attention deficit hyperactivity disorder. This is an 18-month interim report looking at the results of what will be a 2-year open-label extension trial.

Again, my name is Mark Chandler and I practice in Chapel Hill, North Carolina.


Background to this study: Adderall XR efficacy, safety and extended duration of action have been demonstrated in two prior placebo-controlled, double-blind studies in children with ADHD.

Placebo-controlled, double-blind studies are the gold standards for looking at drug effects. There was a laboratory classroom setting - 51 children looked at over six weeks. McCracken has information on that study submitted for publication.

There is also a naturalistic home and school environment study - 584 children, which is quite a large study for a population like this, studied over three weeks. Biederman and al. will be publishing it in Pediatrics, that's in press.

Patients from these two studies were eligible to enroll in the open-label extension study.



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The objectives of the study were: an ongoing, multi-center, open-label, extension study looking at one, the long-term tolerability of Adderall XR and two, assess the long-term efficacy of Adderall XR therapy.


The methods of the study - this is, again, an 18-month interim analysis of 2-year, open-label study, 45 sites. Subjects were children 6 to 12 years of age, (mean age was 8.7 years). This was about average for an ADHD population in a clinical setting. These patients came from the two prior studies which were double-blind, placebo-controlled studies.

Treatment? Once unblinded from the previous studies, Adderall XR was initiated at 10 mg in the morning and then titrated up to 20 and possibly 30 mg qAM. The dose reductions were permitted down to 10 mg per day at the discretion of the treating physician.


566 patients were enrolled. Again, quite a large number for a study like this. 24 have now completed the full 24 months and 299 are still in the study.



Efficacy measures: the primary outcome measure with the Conner's Global Index Scale-Parent form. I will try to refer to that as the Conner's parent scale from now on. As you can see, there is an expected drop and that is proven then throughout the study from baseline to Quarter 1 all the way out to Quarter 6. Each quarter is a three-month period so you are looking at 18 months of information on this slide.




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Treatment emergent adverse events were examined. A total of 2,723 treatment emergent AEs have been reported to date. Those are separate AEs so that is not necessarily 2,000 patients but individual AEs that were recorded. The vast majority of the AEs were mild to moderate in nature. The most common AEs reported were anorexia or loss of appetite, insomnia, headache and emotional lability. You can see from the slide, again, 63% were mild, 33% were moderate.


AEs were also looked at over time. As you can see from the slide, when you get out of 18 months, you are seeing very few AEs reported, emerging. Most of the AEs occurred within the first quarter or the first three months of the study.


In particular, we looked at blood pressure and heart rate. Those are common vital signs that are looked at in patients taking stimulant medications or other medications affecting catecholamine neurotransmitters. As you can see, the systolic blood pressure was stable throughout, diastolic blood pressure - the bottom line - was stable throughout and heart rate was stable and within normal range throughout for children.


In conclusion, the Conner's parent scores reveal continued maintenance of significant improvement in attention deficit hyperactive disorder symptoms over 18 months in subjects receiving Adderall XR in doses of 10 to 30 mg per day.



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





For subjects who were not receiving active treatment at the start of this study, there was a small group of patients who had placebo from previous studies admitted into this. In that group of patients, the Conner's parent scores improved by more than 30% within the first three months of treatment. Improvement was maintained through this 18-month interim evaluation.


In conclusion, Adderall XR was well tolerated. The majority of adverse events that occurred during treatment were mild and the majority were reported within the first three months of therapy. No significant change in mean heart rate or blood pressure occurred over this time period examined.

Once-daily-dosed Adderall XR is a safe and effective medication for the treatment of children with attention deficit hyperactivity disorder.

Now, I will pass the baton on to Paul.



Paul Ambrosini

Thank you.  I am glad to be here.

I am going to be describing what is referred to as the LADD.CAT study, which is long-acting Adderall community assessment trial. This study is really assessing the tolerability and effectiveness of the medication in a real community setting, how your local community doctor or pediatrician or family doctor would prescribe the medication.




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Basically, the objectives again were to evaluate the tolerability of the medication Adderall XR in these children with ADHD in the community practice setting. That is the key here.

We were looking at the effectiveness of medication and whether the family felt or expressed a preference for Adderall XR compared to what previously they were on. All the children in this study were previously on psychostimulants of various sorts and were respond (inaudible) to medication.


Basically, this was a prospective, open-label study which means no one receives placebo and everyone knew what they were on. It lasted for seven weeks while they were administered a fixed dose of Adderall XR. There was a follow-up for eight weeks which was optional. All children were basically between six and 12; mean age was roughly the same as the other study done in (inaudible). They all met criteria for ADHD, the standard diagnostic method, and all children were well controlled and stable on their prior psychostimulant before entering the study. All the children prior were either on Adderall or various formulations of methylphenidate.


Again, we used a similar score, the Conner's Global Index Scale to assess response. This was done at baseline before they actually entered the study and then subsequently at week one, three, and seven. It was administered by the parent or the caregiver eight hours after receiving the medication or psychostimulants, the Adderall XR, and then also 12 hours after the morning dose.


We also had a secondary assessment scale which was the equivalent of the clinical global impression scale which evaluates in a kind of simple way whether the child was improved and what level of improvement they were showing.




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We also looked at the pediatric quality-of-life scale which assesses really health-related quality of life. So it assesses issues such as performance in school and social activity, physical activity and emotional activity and gives a sense of other ways the medications might be beneficial to the child and family.


We also then assessed medication satisfaction and preference. This was done with a scale that assessed both from the parent, the caregiver and the physician how they felt about Adderall XR. This was done at the end of the study - the baseline and also at the end of the study.


We also (inaudible) screened initially (inaudible) and took exams, EKG, vital signs and we also assessed adverse events and these were done also during the initial baseline and week one, three, seven (inaudible).


Now, this looks at the basic Conner's Global Index Scale for Parents. This is the baseline, eight hours after the initial dose, and this is in the subsequent weeks - week one, week three and week seven.

I think what you can see is that with continued use of the Adderall XR over the subsequent weeks, there was continued improvement, at least from baseline, when we transition them over to the Adderall XR. This refers to how well they were controlled on their prior medication. This shows the control on the ADHD symptoms and this is the same scale used at 12 hours after the morning dose. Again, it shows consistent response even up to 12 hours.


This again just shows the clinical global impression improvement scale. It is an assessment done by the clinician of how much improvement there was. Again



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this shows that the majority of kids did show an improvement over their initial psychostimulant management with Adderall XR - 60% showed improvement. There was 30% showed no change and there was a small 10% showed that they were worse.


And this is again the quality of life. Is there more than other things besides just improvement in ADHD scales that was beneficial for these kids who were on the Adderall XR. Again this is a score of the baseline versus week seven and again there was significant improvement in just these other qualities of life in terms of their school and emotional and physical well-being.


This again looks at the physician preference. I think we should understand although these look like Adderall XR is a super drug, I think we have to understand that this is an open study and what this is really identifying is that Adderall XR, which is a once-a-day-dose medication for ADHD that lasts up to the 12 hours, is comparing it to medications, even the old Adderall just once-a-day dose, say, methylphenidate which was twice a day or three times a day, and basically, I think as you can see, when you give a medication that is shorter acting which all these basically are, you are going to get a much better satisfaction from the people treating these children when you give them once-a-day dose of medication. I think that is quite clear.


This again is looking at the side effects. The side-effect patterns are quite standard that you see when you use psychostimulants. These overall rates are somewhat less than you might see if you were comparing this in a placebo-controlled study. The other reason these are a little lower is because all the children were already on psychostimulants to begin with. A lot of the side effects that come out, come out early on when you first start these medications at the outset. So these kids had already been stabilized on medication. These again are pretty standard side effects: insomnia, loss of appetite, headache,



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nervousness, abdominal pain and emotion lability. Again, these are a little on the low side just because these kids were already stable on medication. But it is a standard pattern of side affects with the psychostimulants.


Again, in conclusion, children receiving stable doses of various psychostimulant medications, eight- and 12-hour post-dose, showed on the Conner's Global Index Scale significant improvement in their ADHD symptoms after conversion to Adderall XR. After the switch to Adderall XR, significant improvement was also apparent on the Clinical Global Improvement Scale and also the pediatric quality-of-life measure.


Now, in the real world, this is basically what this trial was looking at. Satisfaction and preference survey results from both physicians and parent/caregiver also suggested significant benefit from treatment with Adderall XR.


These findings are consistent with the published data from the community-based clinical trials of stimulants that was done, called the MTA study. It also showed that Adderall XR - the efficacy and longer duration of action of Adderall XR was shown in the study. It eliminates the need obviously for additional daily dosing in the middle of the day for children. And obviously, this multiple daily dosing makes it much more difficult for the child to get for (inaudible) a response.


Adderall XR is a safe and effective medication for the community practice treatment of children with ADHD.



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And although patients may show positive effects on other stimulant therapy, significant benefit may be attained by switching them to this once-daily dosage
- the greater length of effect of this medication.

The incidence of adverse events occurring during treatment was low, and the majority of adverse events was mild in nature and the study medication was well tolerated.

Simon Tulloch


First of all what I'd like to do is just take a step back for a moment. My name is Simon Tulloch and I run Shire's drug development capability in the United States.



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We've just been hearing really some of the ongoing work with Adderall XR, which as you all know is an improved medication for ADHD. What we're seeing now is the generation of large amounts of relevant clinical data with this product.


So, long-term clinical data is highly relevant and the clinical data generated from the community setting is highly relevant for the practice of child psychiatry.

And I'd like to just go back, wind the clock back to the beginning, and for those of you not intimately familiar with the technology and talk about what we've set out to try to do.

(voice) please speak up (answer ok and the rest  inaudible)

What we tried to do four or five years ago, was to design a long-acting version of Adderall. We had Adderall on the market, and we had/we were doing very successfully with it, but clearly it did have its own shortcomings, which related primarily to its duration of action.


And, we were aware that it was having to be dosed during the day in school, with all of the problems contingent on that. So we set about designing a long-acting version. And, within the company we have an advanced drug delivery capability called Shire Laboratories who had already developed a product called Carbatrol for us, based on a technology called Microtrol.

And, basically this is a pulsed delivery system that relies on beads that deliver drugs at different times. And we sat down and we thought, well what do we need for a long-acting stimulant.

And, our conclusion was that we needed a pulsed release for the drug to work longer than Adderall. And the technology we devised was based on an immediate release bead to deliver drug as if it were the old Adderall



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

formulation, accompanied by a delayed release beadlet, which would mimic Adderall dosed later in the day.

So that we were really, in one dose, administered in the morning, we would be delivering the equivalent of two doses of Adderall throughout the day and of course this will then give us the benefit of avoiding in-school dosing, all day long effectiveness, and as a spin-off - because again the technology is based on a capsule containing these beads - the ability for those who don't want to/or can't take/swallow capsules whole, the ability to sprinkle the contents on food.

Now in terms of the formulation, I'll just show you a rather elegant picture of what its all about.


The immediate-release beads consist of a sugar core, which is then coated with a drug layer, there's an overcoating over that which gives it physical integrity. When these are swallowed they disperse immediately and the drug is immediately bioavailable as per the old formulation of Adderall.

These are accompanied, in the capsule, by the delayed-release beads, which are the clever part. These similarly have a bead/a sugar core, with a drug layer coated over, and a layer to provide physical integrity. But over that is a release delaying polymer. And the/ that is again surrounded by an overcoating.

The release-delaying polymer is designed to stay intact until a certain time after the drug has been ingested and then to release the drug as if it were immediate-release Adderall.

The two of them combined into one capsule in a fifty-fifty ratio. And we have developed this product in 10, 20 and 30-milligram strengths. As many of you will be familiar, we also have developed 5, 15 and 25 milligram strengths, for which we have an approvable letter from the FDA.

So that is the technology behind what I am now going to show you, which is the pharmacokinetics. Because the effectiveness and the duration of effectiveness of these drugs is heavily dependant on the pharmacokinetic.




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Now, this is the result of a study conducted in humans who've been administered either Adderall 10 mg BID. And these show you the blood level at the time of both dextro- and levo-amphetamine. And, what you see is an initial peak, or an initial pulse that corresponds to the first dose of Adderall, followed by a second pulse. And it is this time that it takes to get up to this peak, which is called the T-max time - the time to maximum concentration - that we are aiming to mimic with Adderall XR.

So, when these volunteers take Adderall XR, the yellow line represents the blood curves, which as you can see are virtually super-imposable. And importantly, we preserve the T-max for both of these amphetamine isomers in the blood stream.

What this translates into is the effectiveness and the duration of the effectiveness that we have seen in the clinic.

Mark alluded to the fact that we early-on conducted a classroom study, which Jim McCracken is in the process of publishing, which has demonstrated that we are seeing effectiveness at 12 hours in a classic analog scale (unclear). We conducted a large pivotal study, which got us registration at the FDA, but also demonstrated the magnitude of the treatment effect that we're seeing with this drug.

And then subsequently, those rolled on to long-term, long-term open-label studies that Mark has described and the community study which Paul has described.




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Now, having reviewed where we've come from and what the technology is about, I think we'd accept that this is a highly effective, long-acting treatment for ADHD. What are we going to do next?


And, I'd like to talk somewhat about Adult ADHD. Because this is an opportunity that we've identified, for which Adderall XR is very suited.

Now historically, I think Adult ADHD has been somewhat poorly characterized and poorly recognized. Some of the issues surrounding it are the fact that if you look at the DSM4, which is the textbook of diagnostic criteria for psychiatric disorders, under ADHD you'll see that apart from the presenting symptoms, the diagnosis has to have been made pre- the age of seven.

Now, obviously for adults out there with ADHD, this is somewhat problematic, because 30 years ago, the condition was not as well recognized, they may not have had a diagnosis at that time. And I, speaking as a forty-four year old, but without ADHD, I would find it very difficult to remember what I was like when I was seven years old in terms of whether I was ADHD or not.

In addition to that, a lot of these adults have very significant comorbidities, and quite often the comorbidities mask the underlying, or the associated ADHD that may be present as well. So they may be treated or may be recognized to have a certain pathology which is more/better characterized in adults, but their ADHD may go undiagnosed.

And there also has been a conception that the natural history of this disorder is that if you have it as a kid, and you grow out of it. And I think/ current thinking is that the majority of patients probably do not grow out of it.



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A lot of patients may adapt to it, in other words, they may find walks of life that get around their impairment, but on the other hand, I suspect that a very significant number of children and adolescents that have ADHD do not adapt to their disorder and they end up in jail, they end up chronically unemployed, and they end up with chronic relationship and marital problems and so on.

Another issue, of course, is that if you are an adult with ADHD, how are you ever going to recognize that you have it, because there is no teacher and no parent necessarily to drag you off to the doctor for a, for a diagnosis. I suspect there is a very large population of here-to-fore unrecognized adults with ADHD.


Now, I do think this is changing. I think there is an increased awareness in the community and among healthcare professionals of adult ADHD. I think there is an increased recognition of childhood ADHD and its treatability, more to the point. But I think that is now cascading into the older age groups. I think children with ADHD, as they get older become adolescents and adults. And I think a lot of adults are actually still being treated by their childhood psychiatrists for reasons of continuity.

And I think a lot of parents, when they - this is a disorder with a familial trait or a familial tendency - and I think a lot of parents when they take their kids to be assessed - they fill in all these questionnaires - and answer all the questions, a lot of parents, when confronted with this information, sit there and think, well my goodness, that is exactly what I was like, and that is exactly what I'm still like.

So there is an increasing awareness - a sort of ripple effect - from the increased awareness of childhood ADHD.

And the data does suggest that 60% of children with ADHD go on/ go into adult life with clinically apparent ADHD.




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We have done some internal research which suggests the following numbers. This is based on the year 2001. Its based on US census data. And some of the estimates, the percentages have come from people like Russ Barkley who is very prolific in research and in publishing on ADHD and others.

The US population in 01 was 275 million. And that's broken down into adults being 19 year olds and older and children, who are those under the age of 19. There are roughly 200 million adults and 75 million children by that cut off. And, if we use Barkley's estimate that 4% of adults have clinically diagnosable ADHD, that represents 8 million adults out there walking about with ADHD, compared to 4.3 million children. Now, the number for children is slightly higher, because the prevalence in the childhood age group is higher.

IMS data suggests to us that about half a million of those adults are being treated with various types of medication at the moment, compared to 1.65 million children. And if we look at that as a percentage, that's 6.9% of the adult ADHD population being treated, as opposed to 38.3% of the childhood population. And then just to flip that number and to look at the number that represents in terms of untreated adults, that's probably about seven and a half million adults with ADHD who are not being medicated for this condition, compared to two and a half million children who are not being medicated for this condition.

That gives you some idea of the demographics of this opportunity as we see it.


And, our estimate is that if we or anyone else could go out and capture 15% of those untreated adults, that would yield more than a million new patients.



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So, we've been interested in adult ADHD actually for quite a long time.

And, Horrigan and Barnhill published in June 2000 in the Journal of Clinical Psychiatry on a 24-patient open label study they did with old Adderall, where they saw some promising responses, but as with most small open label studies, their conclusion was that further study was required.

Spencer, Tom Spencer from Harvard, conducted a study for us, again with old Adderall, which is now published in the Archive of General Psychiatry in 2001, in which he studied in a parallel group, placebo controlled study, the efficacy of Adderall in thirty patients aged 19 to 60. And, with what is a relatively small sample size, the group saw statistically significant improvements in the various ADHD ratings that were being measured.

Now, that's important, because, although statistical significance in itself is a goal of studies, what's important is that it was achieved with a very small sample size.

And that suggests to me that the treatment effect, or the magnitude of the difference that the medication is making, is very large.

That data was generated with Adderall IR, and, what we clearly need to focus on now as a company is Adderall XR and the opportunity in adult ADHD.


And to that end, we have initiated a multicenter clinical study with Adderall XR. This study going to be done on a grand scale. It's a multicenter study, it's placebo-controlled, we are studying a variety of different doses. And it's being done to - with filing the data with the agency in mind



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




What I would like to stress, is that the reason for generating this data is that it will enable clinicians to refer to some scientific data when they are prescribing. In that it should establish for them a level of efficacy to expect, which domains it's going to affect, what the relevant doses are, and what sort of level of side effects they should expect to see when they administer those doses.

So we're really doing this to generate clinical data.

Now the study had huge interest. And, I can say that we had internal targets for recruitment, which were - which I think we beat by a factor of something like three-fold, which further validates the fact that there is huge population of adults with ADHD out there.

Now, I'm not going to present any data, because we don't have the data yet. We are analyzing the data, and the data will be forthcoming later in the year. And obviously, depending on the results of that, then we will be rolling that data out.


So I'd like to conclude my presentation by saying that, we clearly demonstrated that Adderall XR is a highly effective, long-acting treatment for ADHD and it is ideally suited for treating adults. There is a very significant adult market out there. The product's effectiveness has been/can be inferred from previous data. But we will have clinical trial data within/sometime during the rest of this year.

And I'd encourage those of you who are interested in adult ADHD to go and listen to some of the presenters at the symposium at 7:00 o'clock in the halls just down the hallway, where there will be a lot more clinical information available.

O.K. Now that's the end of my presentation, the intention now is to open the floor up for questions.




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



                           Question and Answer Period



Gordon Ngan

Thanks Simon. Operator, if you can just go through the instructions for the callers on the Q&A. We'll give you a second to do that...Operator (Music) Operator

Operator
Yes sir.

Gordon Ngan
Operator, have you gone through the instructions for our callers.


Operator
I have. Ladies and gentlemen if you're listening via the phone and you have a question, please press the 1 at this time.

A voice
We could not understand it. Could you please repeat and speak slowly.

Operator
Ladies and gentlemen if you're listening via the phone, if you would please press the 1 if you have a question. Sorry, I don't have any questions from the phone.

Gordon Ngan
Any questions from the live audience? There is a microphone in the center of the room.

A voice
I still could not understand it. I think the lady said press one but could you please repeat it and slowly and clearly.



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

Operator
Yes, ladies and gentlemen if you're listening via the phone, if you would press the one if you have a question.

Gordon Ngan
OK, we have a question in the room.

Corey Davis
My name is Corey Davis. My question is (inaudible) 80% preference for Adderall XR, can you (inaudible)

A voice
Gordon, we cannot hear either the questions or the answers.

Gordon Ngan
All right, there haven't been any answers yet, so I'll repeat the question. It has to do with the almost 80% physician-based preference and whether or not that's coming from the fact that the drug is just once-a-day or there's a perceived improvement in efficacy.

Dr. XX
I think the 80% improvement really is predominant because Adderall XR is long-acting. I don't think anyone is saying that it's better than, uh. The problem is with the short-acting medication in the community setting, although a child needs to be on it three times a day, frequently, they don't receive it three times a day. They might get it two times a day. They don't take it in school. Clearly, the long-acting Adderall XR stops that problem so that you get a much smoother response with the long-acting Adderall XR product, and you're going to get more satisfied parents, more satisfied clinicians. That really has to be the key of that slide.



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

Corey Davis
So would you say also that the improvement in efficacy also probably comes from the improvement in compliance?

Dr. XX
Yes, definitely yes.

David Bugg (?)
Hi, this is David Bugg. First question is for Dr. Chandler. Yesterday, you had presented the interim analysis and went over some of the results yesterday but one of the surprising items I saw was the adverse event drop-out rate, which is about 12.4 from what I recall. And in the pivotal trial for Adderall XR we saw less than a 3% drop-out rate. Can you give some indication on why you think that was, you know, that explain that drop-out rate? Can you also just review when you expect the publication of that file.

Dr. Chandler
This is an eighteen-month interim evaluation. So you're looking at eighteen months compared to three weeks, six weeks on earlier trial. So when you're looking at longer-term trial, your drop-out rates are definitely going to be higher. If you heard Tim Welland's (?) presentation, I think his rates were similar as far as side effects and drop-outs. So, we're seeing a much longer trial and I think that's the most likely explanation.

David Bugg
If I recall from Concerta, I thought it was more in the (inaudible) of 6% or 7%, for all adverse effects.

Dr. Chandler

I would have to look at the details. That's not the way I remember it. You may be right.



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

Gordon Ngan
Operator, any questions from the phone?

Operator
I do.  Jill Walter from Lehman (?) Bros., please go ahead with your question.

Jill Walter
Good afternoon to you, just a few questions please. From the data that you have presented today, is there anything that was surprising to you? We've already seen the twelve-month data from this study, you've extended it to eighteen months, so was there anything unusual that you learned? Secondly, could you just remind us what the clinical significance is - what could the children do now that they couldn't do before - of the 3 point drop in the Conner's score that you were talking about? And could you also please tell us how many patients are involved in the adult ADHD study? I'm not sure I heard it correctly. Is this a collection of studies which will be filable on their completion or is it one study which is starting a program which will eventually be filable.

Dr. Chandler
My sense is that the first question was for me, Dr. Chandler, on eighteen months, what have we learn between twelve month interim and eighteen month interim? Well, let me tackle that first. I think that we have learned that the efficacy continues to be maintained out another six months and I think that's fundamentally the major finding. The AEs do not look much different out eighteen months. You saw the significant AEs initially and most of them have dropped out the further out in the study as you look.

Jill Walter
Were any of the patients, you said that patients could be titrated up. Was there a tendency over time for patients to require a higher dosage?



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

Dr. Chandler
I don't have data on that. I think that that will be analyzed and the company will have information but at that point I can't comment on whether someone went from 10 to 20 to 30. Tolerability could not be discussed or, tolerance, in a different way of phrasing that could not be discussed because this wasn't placebo-controlled.

Jill Walter

And the adult study?

Dr. Chandler
The question on what does it mean to have a three-point drop on the Conner's global parents scale? The Conner's scale looks at things like hyperactivity. Some of these things are listed as running around, driven like a motor, not paying attention, intrusiveness, these kinds of things. A three-point drop, potentially moves you from being able to get along well in a classroom, not being ostracized by peers, to getting along well, moved into a normal range. The normal range for this group was six on Conner's normative data. There's a plus-or-minus-five standard deviation on that data. So there is some looseness there. But as far as we know, three points is still an important observation.

Gordon Ngan
I will let Simon address the adult question.

Simon Tulloch
Yes thanks. The presentation I gave referred to two studies which have been published which, uh, uh, are Adderall IR old, the previous formulation of Adderall. The study that we have ... We conducted one large multi-center study which is the study I refer to as being, we're just pulling the data in at the moment. Our intention in terms of where we go from there, will be very much obviously dependant on the results of that study. So, that's probably the next stage - to look at the data and decide what to do.



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

Jill Walter
Could you give us an idea of how large that study is?

Rolf Stahel (?)
Sorry, I don't think we have released that data.

Simon Tulloch
Yes. I think that is bordering on competitive intelligence in terms of how we (inaudible) our studies up. So wait for the data, then you will find out.

Jill Walter
Thank you.

Gordon Ngan
Operator, do you have another question?

Operator
(Inaudible)

A voice
Yes, I have three quick questions. One for Dr. Chandler, your slide showing patient distribution, I think you detailed 566 patients enrolled, 24 complete, 299 still in the study, what's happened to the remainder of that total. Second question on the LADD.CAT study. The clinician preference for treatment, I got the distinct impression that you put it down largely to the fact XR is a once-daily medication. How do you explain any preference for XR over Concerta on that basis. And then my final question for Simon: one assumes that the adult ADHD population, there's a high proportion of offenders possibly in jail. How relaxed or otherwise do you think the regulators would be in making available a potential drug of abuse such as an amphetamine-based product?



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

Dr. Chandler
This is Dr. Chandler, I'll take the first question which was: we had 566 to start with, 24 finished, 299 still in, which leaves I think about 243 left in the study. There was a drop based on AEs of 70 patients, which was about 12 percent. There was a consent withdrawn for a variety of reasons and I don't know the specifics on consent withdrawal, but a large number of those may have been related to simply not wanting to participate in the rigors of clinical trials. There were a number of patients that had moved, they were lost to follow-up. Extensive efforts were made to try and find these patients, certified letters, phone calls, etc. That's as well as I can remember that information.

Gordon Ngan
Maybe Dr. Ambrosini can refer to the preference concern of XR Adderall.

Dr. Ambrosini
The question was how could we account for the clinicians preferring Adderall XR versus Concerta? The study was not really set up to sort of answer the question: is one better than the other? But rather to see how these medications work in the clinical setting. They concerned a number of . . . the patients here concerned was only a very small number so really I don't have enough (inaudible) to explain.

A voice
I thought you were seeing 50 patients.

Dr. Ambrosini
Right, but the whole study was over about 3,000 patients. So, again, the study was not essentially to answer that question. I notice I was involved in studies, sometimes you don't always recall at the end of the study what the case was on because these are not your cases necessarily. So, I think, I would take that preference difference with somewhat of a grain of salt, I mean clearly overall, the medications are, Adderall XR is preferred because it's longer acting. We


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

don't have data that really say why it might be better than Concerta. The study was not really set up to do that.

Gordon Ngan
Simon, do you want to take that last question?

Simon Tulloch
I don't have any direct experience of whether or not these medications can be prescribed for inmates. These drugs are regulated on two levels. One is by the FDA and I'm sure they probably would not have a problem with inmates being prescribed as appropriate as per the labeling. I think the issue would come down to more of a local sort-of DEA-type regulated problem. I don't know if anyone else from the Company has any experience of whether these drugs are used or can be used. There's a shaking of a head, so that is something we could look into.

A voice
(inaudible)

A voice
Gordon, we can't hear the question.

Gordon Ngan
Maybe Greg, if you want to go to the mike perhaps.

Greg
I would just say I would imagine that dispensation of medications occurs in prisons, not that that's a huge medical or population impact, but I'm sure it's highly controlled and would continue. But actually, just to refer back to clinicians, I think adult ADHD has been associated with substance-use disorder and a variety of potentially sub-optimal social outcomes in life and potentially those kinds of patients could benefit quite a lot from therapy such as these.



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

Gordon Ngan
Thanks Greg Operator, do you have any other questions?

A voice
I'll be happy to respond to that as a practicing clinician. Co-morbidity is the toughest thing to manage with ADHD patients. Straightforward ADHD, simple (inaudible)... When you start adding co-morbidities like oppositional defiance disorder, depression, substance abuse, delinquency, full-conduct disorder, you start to have much more difficulty in managing the day-to-day problems. And at least from studies like Biederman's work, stimulant use - drugs like Adderall XR may prevent substance abuse, smoking and more serious substance abuse in other populations. The aim is to prevent inmates, not treat inmates once they're there. So, this may offer some advantages that way.

Operator We have (inaudible) JW.

A voice
Good evening. Can you hear me? Sorry, my question is on the LAPP.CAT results. The CGIS-P results were statistically significant so that was the parent. But then the CGI improvement scores, there's no indication that it is significant or not, so I presume it's not. And then, the physician preference, obviously, in favor Adderall XR. So I did find it strange to correlate the fact that there was a statistical improvement from the physician score and yet, they are all preferring Adderall XR. Maybe I'm missing something here?

Dr. Ambrosini
The parent score was statistically significant (inaudible). In fact, the clinician score I believe was significantly improved - it was 60%. 60% basically had very much improved. I'm not sure, we would have to double check on the data, we don't have it on the slides right now, so I would have to double check and get back to you on it.



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

A voice
Thank you.

Operator
Max Turmin (?) of ING, please go with your question.

Max Turmin
Thank you. Just a quick question. Obviously you have seen the atomoxetine data and you have also talked a little bit about the adult ADHD market. I mean clearly, the view that a non-scheduled drug in the adult ADHD market would be a much more successful product, potentially, to a scheduled drug. Could you kind of address the issue and also perhaps talk a little bit about the data for the benefits of, actually having been at the conference on atomoxetine, what the clinicians actually think of that data relative to Adderall XR?

Dr. Chandler
Well, I was involved in some of the atomoxetine studies in children. It is, compared to placebo, it's effective in ADHD. It was my overall clinical impression that although it's effective, and can be helpful, I still felt that the stimulants across the board are the gold standards for treating ADHD. There is no powered study yet that is comparing atomoxetine with any of the stimulants, the long-acting stimulants. Atomoxetine is comparing the sum of the data that they have done, is comparing to regular-, short- and medium-release methylphenidate, so I think as everyone has learn recently, the extended-release stimulant Adderall XR are the gold standard in which everything has to be compared to going forward. Atomoxetine hasn't done it yet.

A voice
From a convenience perspective, the one-time-a-day dosing has made a major step. I think it's minimized the diversion of drug that school nurses had or children were taking at school and it's not clear, I think time will tell whether a


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

non-controlled substance will have that big an impact. You will have to look at efficacy and other matters. If the drug doesn't work, that's going to be the bottom line I think.

Gordon Ngan
Operator, I realize it is late in the U.K., so perhaps one or two questions.

Operator
At this time, there are no more questions from the phone.

Gordon Ngan
I think we have one question in the room.

A voice
Just on the safety study again, correct me if I'm wrong, but aren't inhibitions of growth rate or weight gain of concern with some of the stimulants. Did you gather information on that? It's probably hard to do without having a placebo in that trial.

Dr. Chandler
That's a good point. Again, it was not a placebo-controlled trial. Psychiatric studies are notorious for having wonderful treatment responses until you look at placebo and placebo responses can look very good too. So you have to look at placebo responses to be able to make these kinds of comparisons. There were weight and height data collected and then body mass index scores have been calculated. I think the information is going to have to be looked at in terms of individual cases, because when I looked at those specific cases, there were some that anorexia or weight loss was claimed and there was actually no weight loss. The physician is writing: AE weight loss, a child complained about loss of appetite, but when you actually look at the tracking on body mass index scores, over time you see in some patients actually weight gain where they stepped out of the study because of appetite loss or weight loss. So those have to be looked at specifically. That said, there were a number of patients who



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

had weight loss and of the 70 patients that dropped because of an adverse event, some of those were weight loss. I don't recall the exact number but uh... yeah, I don't recall the number.

Dr. Ambrosini
Weight loss and appetite loss and height effect on height are known side effects from all stimulants. I have never in my clinical practice, really, a very very small number did I ever have to stop the medication because of that. Now frequently, you can get holidays sometimes during the summer in cases that are not that severe, and when you do that, you get rebound, growth, and weight. So there's ways of advantaging it. In fact, one of the girls we had in the Adderall XR study was a little tick. I was very, very worried about that she was right on the border of weighting too little. She had no problem whatsoever with any weight loss with Adderall XR, which was actually quite pleasant.

Gordon Ngan
Well great, if there are no further questions, I think, oh, one more, one more in the room.

A voice
My name is Emily Pouliot. Just a quick regarding substance abuse and talking about atomoxetine. Can you comment on anything else in your pipeline?

Gordon Ngan
Maybe Simon can address that.

Simon Tulloch
Yes certainly. We have, we do have three drugs in our pipeline, perhaps four, which you know are being developed or will be developed for ADHD and are likely to be non-scheduled.



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

Rolf Stahel
Okay, I would like to say a very sincere thank you to Dr. Chandler and to Dr. Ambrosini for making themselves available A) to present and B) to answer in such a professional manner all the questions tabled. It's Rolf Stahel. Thank you very much to everybody attending and also for Gordon to organize it.

Gordon Ngan
Well with that, I think we'll end the meeting. Thanks for everyone calling in or attending and we'll speak to you soon. Thanks very much.

Applause.





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